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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 25, 2016 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2016.

The Company reported net income of $252,000 for the three months ended June 30, 2016, compared to net income of $245,000 for the three months ended June 30, 2015. Net income for the nine months ended June 30, 2016 was $740,000 compared to net income of $574,000 for the nine months ended June 30, 2015.

The net income per share was $0.04 for the three months ended June 30, 2016 and 2015. The net income per share was $0.13 for the nine months ended June 30, 2016 compared to $0.10 for the nine months ended June 30, 2015.

“We are pleased with our strong third quarter performance”, stated John Fitzgerald, President and Chief Executive Officer.  “Recent loan growth enabled us to increase interest and dividend income 6.3% on a year over year basis.  In addition, we sold thirteen properties in other real estate owned totaling $2.8 million, reducing our non-performing loans 33% for the fiscal year to date, and our non-performing assets by 20% for the same time period.  The sale of these properties allowed the bank to return the assets to interest earning assets which improved our interest income for the quarter, and we expect this to have a similar impact for the rest of our fiscal year.”

Mr. Fitzgerald added, “We are also pleased to see our net interest margin remain relatively flat in an environment that saw the 10-year Treasury dip to near record lows during the later stages of the third quarter. As of June 30, 2016, our net interest margin was 3.37% for the three month period, only 1 basis point less than the same three month period in 2015.  With continued improvement in our core earnings and further reduction in our levels of non-performing assets, we expect to maintain our earnings momentum as we head into the second half of our fiscal year.”

Results from Operations for the Three Months Ended June 30, 2016

Net income increased $7,000, or 2.9%, during the three-month period ended June 30, 2016 compared with the three-month period ended June 30, 2015 due to higher net interest and dividend income, which increased $256,000, and higher other income, which increased $74,000. Partially offsetting these items were higher provisions for loan loss, which increased $74,000, and higher non-interest expenses, which increased $219,000.

Net interest and dividend income increased $256,000 to $4.3 million for the three months ended June 30, 2016 from $4.1 million for the three months ended June 30, 2015. The Company’s net interest margin decreased by 1 basis point to 3.37% for the quarter ended June 30, 2016 compared to 3.38% for the quarter ended June 30, 2015. The yield on interest-earning assets increased 1 basis point to 4.04% for the three months ended June 30, 2016 from 4.03% for the three months ended June 30, 2015 due to higher average balances of interest earning assets that more than offset the impact of the lower interest rate environment. The cost of interest-bearing liabilities increased 4 basis points to 0.83% for the three months ended June 30, 2016 from 0.79% for the three months ended June 30, 2015. The increase in the cost of interest-bearing liabilities was attributable to higher average balances in higher-cost savings accounts.

Interest and dividend income increased $344,000, or 7.1%, to $5.2 million for the three months ended June 30, 2016 from the three months ended June 30, 2015. The increase was attributable to a $32.4 million, or 6.7%, increase in the average balance of interest-earning assets as well as a 1 basis point increase in the yield on such assets to 4.04% for the quarter ended June 30, 2016 compared with the prior year period. Interest expense increased $88,000, or 11.3%, to $867,000 for the three months ended June 30, 2016 from $779,000 for the three months ended June 30, 2015. The average balance of interest-bearing liabilities increased $25.3 million, or 6.4%, between the two periods, while the cost on such liabilities grew 4 basis points to 0.83% for the quarter ended June 30, 2016 compared with the prior year period.

The provision for loan losses was $420,000 for the three months ended June 30, 2016 compared to $346,000 for the three months ended June 30, 2015. The provision for loan losses increased during the current period compared with the prior year period due to higher net charge-offs, which increased $216,000 to $410,000 for the three months ended June 30, 2016 compared with $194,000 for the three months ended June 30, 2015.

Non-interest income increased $74,000, or 14.8%, to $573,000 during the three months ended June 30, 2016 compared to $499,000 for the three months ended June 30, 2015. The increase was primarily attributable to higher gains from the sale of loans, which increased $133,000 from the prior year period.

During the three months ended June 30, 2016, non-interest expenses increased $219,000, or 5.7%, to $4.1 million from $3.9 million for the three months ended June 30, 2015. Net loss on the sale of other real estate owned “OREO” accounted for a $132,000 increase in OREO expenses to $239,000 from $107,000 for the prior year period. The company sold thirteen properties totaling $2.8 million for a net loss of $147,000 during the quarter. In addition, compensation and benefit expenses increased $110,000, or 5.4%, from the prior year period due to annual merit increases for employees and fewer open employee positions during the current year period.

The Company recorded tax expense of $149,000 for the three months ended June 30, 2016, compared with $119,000 for the three months ended June 30, 2015. The increase was the result of higher income from operations and an increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options due to expire in fiscal year 2017. The effective tax rate for the three months ended June 30, 2016 was 37.2% compared with 32.7% for the three months ended June 30, 2015.

Results from Operations for the Nine Months Ended June 30, 2016

Net income increased $166,000, or 28.9%, to $740,000 during the nine-month period ended June 30, 2016 compared with $574,000 for the nine-month period ended June 30, 2015 due to higher net interest and dividend income and non-interest income. Net interest and dividend income increased $459,000, or 3.8%, while non-interest income grew $120,000, or 7.9%.

The Company’s net interest margin decreased by 11 basis points to 3.24% for the nine months ended June 30, 2016 compared to 3.35% for the nine months ended June 30, 2015. The yield on interest-earning assets fell 9 basis points to 3.92% for the nine months ended June 30, 2016 from 4.01% for the nine months ended June 30, 2015 primarily due to the lower rate environment. The cost of interest-bearing liabilities increased 3 basis points to 0.83% for the nine months ended June 30, 2016 from 0.80% for the nine months ended June 30, 2015. The increase in the cost of interest-bearing liabilities was attributable to higher average deposit balances in higher-cost accounts.

Interest and dividend income increased $727,000, or 5.0%, to $15.2 million for the nine months ended June 30, 2016 compared to the nine months ended June 30, 2015. The average balance of interest-earning assets increased $32.9 million, or 6.8%, while the yield on such assets decreased 9 basis points to 3.92% for the nine months ended June 30, 2016 compared with the prior year period. Interest expense increased $268,000, or 11.4%, to $2.6 million for the nine months ended June 30, 2016 from $2.4 million for the nine months ended June 30, 2015. The average balance of interest-bearing liabilities increased $25.9 million, or 6.6%, between the two periods while the cost on such liabilities grew by 3 basis points to 0.83% for the nine months ended June 30, 2016 compared with the prior year period.

The provision for loan losses was $889,000 for the nine months ended June 30, 2016 compared to $936,000 for the nine months ended June 30, 2015. Net charge-offs were $875,000 for the nine months ended June 30, 2016 compared to $805,000 for the nine months ended June 30, 2015.

The loan charge-offs during the nine months ended June 30, 2016 resulted primarily from additional write-downs of loans previously deemed impaired. Eleven non-performing loans totaling $3.6 million were written down by $1.1 million for the nine months based on updated valuations of the loans. Of these eleven loans, two totaling $651,000 at September 30, 2015 were transferred to other real estate owned (“OREO”). There were loan recoveries totaling $211,000 received during the nine month period.

Non-interest income increased $120,000, or 7.9%, to $1.6 million for the nine months ended June 30, 2016 compared to the prior year period. The increase was attributable to higher gains on the sale of assets, which increased $81,000 to $538,000 for the nine months ended June 30, 2016 from $457,000 for the nine months ended June 30, 2015. Service charge income increased $37,000 due to higher loan origination and servicing fees.

Non-interest expenses increased $259,000, or 2.2%, to $12.1 million during the nine months ended June 30, 2016, primarily due to higher OREO expenses, which increased $394,000 to $743,000 for the nine months ended June 30, 2016 from $349,000 for the nine months ended June 30, 2015. The increase was due to a net loss on the sale of OREO totaling $155,000 and valuation allowances totaling $270,000 established against the carrying values based on updated appraisals. In addition, compensation and benefit expenses increased $245,000, or 4.0%, from the prior year period due to annual merit increases for employees and fewer open employee positions during the current year period. Partially offsetting the increases were decreases in occupancy and other expenses. Occupancy expenses declined $124,000 from lower depreciation and snowplowing expenses incurred during the current year period. Other expenses decreased $125,000 during the nine months ended June 30, 2016 due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000 in the prior year period.

The Company recorded tax expense of $444,000 for the nine months ended June 30, 2016, compared with $243,000 for the nine months ended June 30, 2015. The increase was the result of higher income from operations and an increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options due to expire in fiscal year 2017. The effective tax rate for the nine months ended June 30, 2016 was 37.5% compared with 29.7% for the nine months ended June 30, 2015.

Balance Sheet Comparison

Total assets increased $17.6 million, or 3.2%, to $568.2 million during the nine months ended June 30, 2016 from $550.6 million at September 30, 2015. The change was primarily attributable to a $19.0 million increase in total loans receivable.

Cash and interest bearing deposits with banks decreased $2.2 million, or 12.1%, to $15.9 million at June 30, 2016 from $18.1 million at September 30, 2015 as loan originations exceeded deposit inflows for the quarter.

Total loans receivable increased $19.0 million during the nine months ended June 30, 2016 to $442.3 million and were comprised of $188.5 million (42.6%) commercial real estate loans, $168.3 million (38.1%) one-to-four family residential mortgage loans, $39.1 million (8.8%) commercial business loans, $22.5 million (5.1%) home equity lines of credit, $14.6 million (3.3%) construction loans and $9.3 million (2.1%) other loans.

Total non-performing loans decreased $2.0 million to $3.9 million at June 30, 2016 from $5.9 million at September 30, 2015. The ratio of non-performing loans to total loans decreased to 0.9% at June 30, 2016 from 1.4% at September 30, 2015.

During the nine months ended June 30, 2016, the allowance for loan losses increased $14,000 to $2.9 million. The allowance for loan losses as a percentage of non-performing loans increased to 73.5% at June 30, 2016 compared with 48.9% at September 30, 2015. At June 30, 2016 the Company’s allowance for loan losses as a percentage of total loans was 0.66% compared with 0.68% at September 30, 2015. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities increased $2.3 million to $61.0 million at June 30, 2016 from $58.7 million at September 30, 2015. The Company purchased $17.0 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $8.4 million and sold securities totaling $6.3 million during the nine months ended June 30, 2016.

Other real estate owned decreased $2.5 million to $13.7 million at June 30, 2016 from $16.2 million at September 30, 2015. The decrease was due to the sale of 16 properties totaling $3.1 million, the transfer of one property to premises and equipment, and valuation allowances totaling $270,000. Offsetting this decrease was the addition of four properties totaling $1.8 million resulting from foreclosure of collateral securing non-performing loans and $155,000 in improvements to existing properties.

Total deposits increased $5.9 million, or 1.3%, to $472.1 million during the nine months ended June 30, 2016. The increase in deposits occurred in savings accounts, which increased $7.4 million, or 8.2%, to $97.6 million, money market accounts, which increased $5.5 million, or 5.4%, to $109.1 million, and interest-bearing checking accounts, which increased $375,000, or 0.9%, to $41.8 million. Offsetting these increases were decreases in certificates of deposit (including individual retirement accounts) of $6.2 million, or 4.3%, to $136.9 million and in non-interest bearing checking accounts, which decreased $1.2 million, or 1.4%, to $86.7 million.

Included with the total deposits at June 30, 2016 and September 30, 2015 were $13.9 million and $11.5 million in brokered certificates of deposit, respectively.

Federal Home Loan Bank of New York advances increased $9.4 million to $41.0 million at June 30, 2016 from $31.6 million at September 30, 2015. Long-term advances of $4.4 million were used to fund loan growth while $5.0 million in short-term advances was used to replace deposit outflows.

The Company did not repurchase any shares during the nine months ended June 30, 2016. Through June 30, 2016, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.16 at June 30, 2016 from $8.02 at September 30, 2015. The increase was due to the Company’s results of operations for the nine months ended June 30, 2016.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates nine branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Income Statement Data:
Interest and dividend income	$5,186	$4,842	$15,156	$14,429
Interest expense	867	779	2,625	2,357
Net interest and dividend income	4,319	4,063	12,531	12,072
Provision for loan losses	420	346	889	936
Net interest and dividend income after
provision for loan losses	3,899	3,717	11,642	11,136
Non-interest income	573	499	1,635	1,515
Non-interest expense	4,071	3,852	12,093	11,834
Income before income tax expense	401	364	1,184	817
Income tax expense	149	119	444	243
Net income	$252	$245	$740	$574

Per Share Data:
Basic earnings per share	$0.04	$0.04	$0.13	$0.10
Diluted earnings per share	$0.04	$0.04	$0.13	$0.10
Book value per share, at period end	$8.16	$8.02	$8.16	$8.02

Selected Ratios (annualized):
Return on average assets	0.18%	0.18%	0.17%	0.14%
Return on average equity	2.15%	2.12%	2.08%	1.64%
Net interest margin	3.37%	3.38%	3.24%	3.35%

	June 30,	September 30,
	2016	2015
Balance Sheet Data:
Assets	$568,169	$550,565
Loans receivable	442,433	423,482
Allowance for loan losses	2,900	2,886
Investment securities - available for sale, at fair value	5,565	6,064
Investment securities - held to maturity, at cost	55,391	52,614
Deposits	472,146	466,269
Borrowings	41,040	31,594
Shareholders' Equity	47,503	46,669

Asset Quality Data:
Non-performing loans	$3,944	$5,897
Other real estate owned	13,725	16,192
Total non-performing assets	17,669	22,089
Allowance for loan losses to non-performing loans	73.53%	48.94%
Allowance for loan losses to total loans receivable	0.66%	0.68%
Non-performing loans to total loans receivable	0.89%	1.39%
Non-performing assets to total assets	3.11%	4.01%
Non-performing assets to total equity	37.20%	47.33%